UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

On June 19, 2025, the Hartman Group distributed the following letter to shareholders:

Subject: Silver Star’s Collapse Isn’t a Mystery — It’s a Leadership Problem

June 19, 2025

Dear Fellow Shareholder,

Silver Star Properties has suffered a total collapse in execution after the forced exit of Al Hartman. Occupancy has plunged. Assets have been sold for pennies on the dollar. The net income from their new acquisitions does not cover their expensive debt. Let’s stop pretending this is complicated. Let’s stop scapegoating Al Hartman, lying to the shareholders, and face the facts.

It’s not a real estate problem. It’s a leadership problem.

In 2022, Hartman Property Management earned a Net Promoter Score (NPS) of 71.2—a score that qualifies as “world-class” by global standards, comparable to Ritz Carlton. NPS is a tenant voted satisfaction rating proving our management team and culture knew how to operate at scale, motivate performance, had no deferred maintenance problem, and delivered results for investors.

What happened next?

Silver Star stripped out that operational infrastructure. Senior managers left. Staff turnover spiked. And with it, property performance collapsed:

•	Gulf Plaza: Occupancy dropped to 22%.
•	Northchase: Sold at 26% of estimated value.
•	Silver Star reports negative cash flow on new assets. Zero value creation.
•	Hundreds of millions in equity lost through distressed sales.

This isn’t growth. It’s collapse.

Meanwhile, Hartman Assets Delivered

While Silver Star was floundering, Hartman’s portfolio was operating as promised:

•	85% occupancy portfolio wide.
•	Sold Richardson Tech July 2024 for double the purchase price.
•	Assets held, leased, and positioned for profit—not fire sales

These are not projections. These are real outcomes, from the same team that built up Silver Star, and are now being blamed for Silver Star’s current failure.

Silver Star continues to deflect and distract through lies and manipulation of facts. Shareholders deserve straight answers and responsible leadership—not excuses.

The Choice Is Clear

Hartman’s plan is simple:
Stabilize. Monetize. Return capital.

Vote the BLUE card to bring back the team that delivered real results—and stop the destruction of shareholder value.

See the attached proxy letter for more details. Click here to read the full letter.

Call us directly at (619) 664-4780 to vote for the return of your capital or vote the blue proxy from our online e-mail.

Sincerely,
Al Hartman

The Hartman Shareholder Alliance

***

Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.